EXHIBIT 4.1
THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR IF THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT.
WARRANT
of
Lifeline Cell Technologies, LLC
________, 2006
THIS CERTIFIES THAT, for value received,___(the “Holder”) has purchased and is the holder of a Warrant to purchase the number of shares of Membership Interest of Lifeline Cell Technologies, LLC, a California LLC (“ Lifeline “), or shares of any corporation for which such shares of Lifeline may be exchanged as set forth in Section 1.2 hereof as could be purchased for $ ___,000.00, subject to the terms and conditions set forth herein.
1. Exercise of Warrant. The terms and conditions upon which this Warrant may be exercised, and the Stock may be purchased, are as follows:
1.1	Term. Subject to the terms hereof, this Warrant shall be exercisable in whole or in part at any time. This Warrant shall expire on June 1, 2009 (the “Expiration Date”).
1.2	Securities Issuable Upon Exercise. Each Warrant shall, upon exercise, entitle the holder to receive the number and class of securities described as follows:
1.2.1
If the shareholders of Lifeline have received shares of stock in a corporation in exchange for Lifeline shares of Membership Interest (or pursuant to other corporate merger or consolidation) pursuant to which Lifeline is merged into or becomes a subsidiary of a public corporation in connection with a financing arrangement generating at least $2 million of operating capital for Lifeline, each Warrant shall entitle the holder thereof to purchase the number of shares of Common Stock that could be purchased by the dollar amount of the Warrant being exercised at the offering price of the shares sold in the offering (or at the conversion price if the offering is of a convertible security) at a price equal to 80% of the purchase price paid by the investors in such offering. By way of example, if the stock were issued at $1.00 per share (or if the conversion price of a convertible security were $1.00 per share), a Warrant with a face value of $100 would entitle the investor to purchase 100 shares for $80. Fractional shares shall be rounded to the next whole number.

1.2.2
If on or prior to April 1, 2007 Lifeline shall not have consummated an exchange of shares or other merger or consolidation as described in section 1.2.1 but shall obtain public or private financing of at least $1,000,000 within the following 12 months, each Warrant shall entitle the holder thereof to purchase the amount of securities that could be purchased by the dollar amount of the Warrant being exercised at the offering price in the offering (or at the conversion price if the offering is of a convertible security) at a price equal to 80% of the purchase price paid by the investors in such offering. Fractional shares shall be rounded to the next whole number.

1.2.3
If on or prior to April 1, 2008 no additional public or private financing has been obtained, each Warrant shall entitle the holder thereof to purchase the amount of Class B Membership interests in Lifeline as could have been purchased by the dollar amount of the Warrant being exercised at the price paid by the purchasers of such Class B Membership interests.

1.3
Method of Exercise. The exercise of the purchase rights evidenced by this Warrant shall be effected by (i) the surrender of this Warrant, together with a duly executed copy of the form of subscription attached hereto as Schedule A, to the Company at its principal offices and (ii) the delivery of the purchase price by check or bank draft payable to the Company’s order or by wire transfer of same day funds to the Company’s account for the number of shares for which the purchase rights hereunder are being exercised. The exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided herein or at such later date as may be specified in the executed form of subscription, and at such time, the person or persons in whose name or names any certificate or certificates for shares of stock shall be issuable upon such exercise, as provided herein, shall be deemed to have become the holder or holders of record thereof.

1.4
Net Exercise. At the election of the Holder and at any time during which this Warrant may be exercised pursuant to its terms, the Holder, in lieu of the payment in cash of the Exercise Price following delivery to the Corporation of a Notice of Exercise under Section 1.3, may elect to undertake a Net Exercise of this Warrant to such extent as the Holder may determine. A “Net Exercise” shall mean that the Corporation, in lieu of receiving a cash payment of the Exercise Price for each Warrant Share, shall issue a number of Warrant Shares computed using the following formula:

x = [y times (a-b)] divided by a

where	x	=	the number of Warrant Shares to be issued to the Holder
	y	=	the number of Warrant Shares purchasable under this Warrant (at the date of such calculation)
	a	=	the Fair Market Value of one (1) Warrant Share (at the date of such calculation)
	b	=	the Exercise Price (as adjusted to the date of such calculation)

For example, if this Warrant were exercisable for fifty thousand (50,000) Warrant Shares, the Fair Market Value of one (1) Warrant Share were Four Dollars ($4.00) at the time of such Net Exercise, and the Exercise Price were One Dollar ($1.00), then the Corporation would issue that number of Warrant Shares calculated as follows:

	x	=	[50,000 times ($4.00 – $1.00)] divided by $4.00

	x	=	37,500 shares
2. Adjustments to Exercise Price. The number and kind of shares of Stock issuable upon the exercise of this Warrant and the exercise price hereunder shall be subject to adjustment from time to time upon the happening of certain events, as follows:
2.1 Splits and Subdivisions. If the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Membership Interest or shares of stock received in exchange for such Membership Interests (the “Stock” for purposes hereof) or the determination of the holders of Stock entitled to receive a dividend or other distribution payable in additional shares of Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Stock (hereinafter referred to as the “Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Stock or Stock Equivalents, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Exercise Price shall be appropriately decreased and the number of shares of Stock which this Warrant are exercisable for, if any, shall be appropriately increased in proportion to such increase of outstanding shares.
2.2 Combination of Shares. If the number of shares of Stock outstanding at any time after the date hereof is decreased by a reverse stock split or other combination of the outstanding shares of Stock, the Exercise Price shall be appropriately increased and the number of shares of Stock which this Warrant are exercisable for shall be appropriately decreased in proportion to such decrease in outstanding shares.

2.3 Mergers, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 2) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s assets to any other person or entity, then as a part of such reorganization, merger, consolidation or sale, provision shall be made, in form and substance reasonably acceptable to the Holder, so that the Holder shall thereafter be entitled to receive upon the exercise of this Warrant (or a Warrant in form and substance satisfactory to the Holder issued in replacement hereof), the number of shares of capital stock or other securities or property of the Company, or of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of the number of shares of Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised in full immediately prior to such reorganization, merger, consolidation or sale, all subject to further adjustment as provided herein. The provisions of this Section 2.3 shall similarly apply to successive reorganizations, consolidations, mergers and sales.
2.4 Adjustments for Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons or entities, evidences of indebtedness issued by the Company or other persons, assets (excluding regular cash dividends) or options or rights not referred to in Section 2.1 with respect to the Stock, then, in each such case for the purpose of this Section 2.4, upon exercise of this Warrant the Holder shall be entitled to a proportionate share of any such distribution as though such Holder was the holder of the number of shares of Stock of the Company into which this Warrant may be exercised as of the record date fixed for the determination of the holders of Stock of the Company entitled to receive such distribution, all subject to further adjustment as provided herein.
2.5 Reclassification or Reorganization. If the Stock (or any shares of stock or other securities) which may be issuable upon the exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Sections 2.1, 2.2 and 2.4 above, or a reorganization, merger, consolidation or sale of assets provided for in Section 2.3 above), then and in each such event the Holder shall be entitled to receive upon the exercise of this Warrant the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, reclassification or other change, to which a holder of the number of shares of Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.
2.6 Notice of Adjustments and Record Dates. The Company shall promptly notify the Holder in writing of each adjustment or readjustment of the Exercise Price hereunder and the number of shares of Stock issuable upon the exercise of this Warrant. Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based.

2.7 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant. Without limiting the generality of the foregoing, the Company (a) shall at all times reserve and keep available a number of its authorized shares of Stock, free from all preemptive rights therein, which shall be sufficient to permit the exercise of this Warrant and (b) shall take all such action as may be necessary or appropriate in order that all shares of Stock as may be issued pursuant to the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.
2.8 Priorities Preserved. This provisions of this Section 2 shall not apply to adjustments made to preserve the economic value of preferences held by the holders of Class A or Class B Membership Interests in Lifeline in connection with any share exchange, merger or consolidation of Lifeline as described in Section 1 hereof.
3. Replacement of the Warrant. On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form to the Company or, in the case of any such mutilation, on surrender and cancellation of the Warrant, the Company at its expense shall execute and deliver to the Holder, in lieu thereof, a new Warrant of like tenor.
4. No Rights or Liability as a Stockholder. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder to purchase Stock, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder as a stockholder of the Company.
5. Miscellaneous.
5.1 Compliance with Securities Laws. The Holder of this Warrant, by acceptance hereof, acknowledges that (i) it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”); (ii) it has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring this Warrant; (iii) it is acquiring this Warrant and the shares of Stock to be issued upon exercise hereof solely for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and that it will not offer, sell or otherwise dispose of this Warrant or any shares of Stock to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the Securities Act or any applicable state securities laws; (iv) it understands that no public market now exists for this Warrant, or for the shares of Stock to be issued upon exercise thereof, and that the Company has made no assurances that a public market will ever exist for this Warrant or any shares so issued; (v) it has had an opportunity to discuss the tax consequences of its acquisition of this Warrant with its own tax advisor, that it is relying solely on such advisors and not on any statements or representations of the Company or any of the Company’s agents with respect to such tax consequences, and that it understands that it, and not the Company, shall be responsible for its own tax liability that may arise as a result of its acquisition of this Warrant; and (vi) the Holder either has a preexisting personal or business relationship with the Company, its officers or its directors or, by reason of its business or financial experience, or the business or financial experience of its professional advisors (being unaffiliated with and not compensated by the Company or any affiliate or selling agent of the Company) can reasonably be assumed to have the capacity to protect its interests in connection with its acquisition of the Warrant.

5.2 Transfer of Warrant. This Warrant and the shares of Stock issued upon the exercise of this Warrant (the “Securities”) shall be transferable or assignable by the Holder so long as such transfer is made in compliance with applicable securities laws and as set forth below. Prior to any proposed sale, assignment, transfer or pledge of any Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder shall give written notice to the Company of the Holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and, if requested by the Company, the Holder shall also provide, at the Holder’s expense, either (i) a written opinion addressed to the Company of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, to the effect that the proposed transfer of the Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Securities and Exchange Commission (the “Commission”) to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder shall be entitled to transfer such Securities in accordance with the terms of the notice delivered by the holder to the Company; provided, however, that the Company shall not request an opinion of counsel or “no action” letter with respect to (i) a transfer not involving a change in beneficial ownership, (ii) a transaction involving the distribution without consideration of the Securities by the holder to its constituent partners, members or beneficiaries in proportion to their ownership interests in the holder, or to the Settlor of a revocable trust (iii) a transaction involving the transfer without consideration of the Securities by an individual holder during such holder’s lifetime by way of gift or on death by will or intestacy or (iv) a transfer to an affiliate (as defined in Rule 405 of the Securities Act) of the Holder.
5.3 Lock-up. Provided that all holders of at least 1% of the outstanding securities of the Company and all officers and directors of the Company are also so bound, the Holder shall not, to the extent requested by any managing underwriter of the Company, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any shares of Stock issued upon the exercise of this Warrant during a period (the “Stand-Off Period”) equal to (i) 180 days following the effective date of a registration statement for an initial public offering of the Company’s Stock for sale to the public and (ii) 120 days following the effective date of a registration statement of any secondary offering of the Company under the Securities Act (or in each case such shorter period as the Company or managing underwriter may authorize), and except in each case, for securities sold as part of any offerings covered by any registration statements in accordance with the provisions of the Registration Agreement. In order to enforce the foregoing covenant, the Company may impose stock transfer restrictions with respect to the shares of Stock issued upon the exercise of this Warrant until the end of the Stand-Off Period. Notwithstanding the foregoing, the obligations described in this Section 5.3 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

5.4 Restrictive Legends. The certificates representing the Stock and any securities of the Company issued with respect thereto shall be imprinted with legends restricting transfer except in compliance with the terms hereof and with applicable Federal and state securities laws.
5.5 “Piggy Back” Registration. If at any time the Company shall determine to register under the Securities Act any of its Stock (other than a registration relating solely to the sale of securities on a form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Holder’s Shares), it shall send to each Holder written notice of such determination and, if within twenty (20) days after receipt of such notice, such Holder shall so request in writing, the Company shall use its best efforts to include in such registration statement all or any part of the Holder’s Shares that such Holder requests to be registered. Notwithstanding the foregoing, if the managing underwriter shall impose a limitation on the number of shares of Stock included in any such registration statement because, in such underwriter’s judgment, such limitation is necessary based on market conditions, the Company may exclude, to the extent so advised by the underwriters, the Holder’s Shares from the underwriting; provided, however, that if the underwriters do not entirely exclude all shares issuable upon exercise of any other outstanding warrants to purchase Stock (the “Registrable Shares”) from such Initial Public Offering, the Company shall be obligated to include in such registration statement, with respect to the requesting Holder, an amount of Registrable Shares equal to the product of (i) the number of Registrable Shares that remain available for registration after the underwriter’s cut back and (ii) such Holder’s percentage ownership of all such securities.
5.6 Titles and Subtitles. The titles and subtitles used in this Warrant are for convenience only and are not to be considered in construing or interpreting this Warrant.
5.7 Notices. Except as otherwise provided herein, all notices under this warrant shall be in writing and shall be delivered by personal service, facsimile, courier service promising overnight delivery or certified mail (if such service is not available, then by first class mail), postage prepaid. Notices shall be addressed as follows:
If to the Company:
C/O Mr. William B. Adams
711 Linda Flora Drive
Los Angeles, CA 90049

Phone 310-472-3017
Fax 310-496-2850

If to the Holder:
With respect to any other Holder, such address as if provided by such Holder to the Company. Any party may change its address for the purpose of this Section 5.7 by giving the other party written notice of its new address in the manner set forth above.
5.8 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.
5.9 Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder. Any amendment or waiver affected in accordance with this Section 5.9 shall be binding upon the Holder of this Warrant (and of any securities into which this Warrant are convertible), each future holder of all such securities, and the Company.
5.10 Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
5.11 Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of laws principles.
Signature page follows

Lifeline Cell Technology, LLC
By:	William B. Adams
Its:	Managing Member

SCHEDULE A
FORM OF SUBSCRIPTION
(To be signed only on exercise of Warrant)

To:	Lifeline Cell Technology, LLC.
The undersigned, the holder of the Warrant attached hereto, hereby elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder, ___shares of Stock of Lifeline Cell Technology, LLC., or shares of any corporation for which such shares of Lifeline may be exchanged.
The undersigned elects one of the following:
1.	The undersigned has included herewith payment of $___representing the purchase price of such shares in full. OR

2.	The undersigned elects a “cashless exercise” as described in the warrant.
The undersigned elects 1.___or 2. ___, please initial.
Please issue a certificate for such shares be issued in the name of ___, and delivered to ___, whose address is ___ whose social security number/taxpayer identification number is ___.
The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.
(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Dated:

(Print Name)

Address: